LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the "Agreement") is made and entered into on February 4, 2008 between the E H. Hawes Trust, E. H. Hawes, II, Richard P. Crane and Daryl Case (each, a "Holder" and collectively the "Shareholders") and North American Gaming Corporation, a Nevada corporation (the "Company").

                                   RECITALS

A. The Company has determined that it is advisable and in its best interest to enter into that certain Plan of Exchange Agreement, dated February 4, 2008(the "Exchange Agreement") with Hongkong Wah Bon Limited, a Hong Kong corporation, ("Wah Bon") and its subsidiaries. Pursuant to the Exchange Agreement, a lock up agreement is required of certain of the Company's officers, directors and shareholders named therein (the "Shareholders") and certain other parties named therein. Capitalized terms used and not otherwise defined herein that are defined in the Exchange Agreement will have the meanings given such terms in the Exchange Agreement.

      B. It is a condition to the Shareholders' respective obligations to close under the Exchange Agreement and provide the close the intended transaction contemplated by the Exchange that the Holder execute and deliver to the Company this Agreement.

      C. In contemplation of, and as a material inducement for Wah Bon to enter into, the Exchange Agreement, the Holder and the Company have each agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

      1. Effectiveness of Agreement. This Agreement shall become null and void if the Exchange Agreement is terminated prior to closing.

The Holder has independently evaluated the merits of its decision to enter into and deliver this Agreement, and such Holder confirms that it has not relied on the advice of the Company or any other person.

      2. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement and (c) the execution, delivery and performance of such party's obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

      3. Beneficial Ownership. Holder hereby represents and warrants that it does not beneficially own (as determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) any shares of Common Stock, or any economic interest therein or derivative therefrom, other than those shares of Common Stock specified on its signature page to this Agreement. For purposes of the Agreement the shares of Common Stock beneficially owned by such Holder as specified on its signature page to this Agreement are collectively referred to as the "Holder's Shares."

4. Lockup. The E H. Hawes Trust, E. H. Hawes, II, Richard P. Crane and Daryl Case and the Company hereby agree to a "lockup" under which the Shareholders agree that the Company shall not remove the restrictive legend regarding this lock-up agreement or otherwise permit sales of the Holder's Shares or other restricted securities except in accordance herewith. The shareholders may, on a pro-rata basis, remove restrictive legends and sell certain of the locked up shares on the following schedule provided that the selling party complies with Rule 144 in effecting such sales. The collective total of shares that may be sold during the term of this Lockup Agreement and the schedule for release and sale is as follows:

            (a) 5,000,000 pre-reverse split shares collectively shall be released and permitted for resale after the expiration of 90 days following the end day of closing until the expiration of 180 days following the Closing Date;

            (b) 5,000,000 pre-reverse split shares collectively shall be released and permitted for resale after the expiration of 180 days following the end day of closing until the expiration of 270 days following the Closing Date;

            (c) 5,000,000 pre-reverse split shares collectively shall be released and permitted for resale after the expiration of 271 days following the end day of closing until the expiration of 360 days following the Closing Date.

            (d) On the one year anniversary date of the Closing Date, the lockup shall expire and all remaining shares shall be eligible for the removal of the restrictive legend and resale in accordance with law.

Except as set forth herein, none of the Shareholders shall sell, pledge, hypothecate, cover a short position, encumber or otherwise transfer any or all of the Shareholder's rights to the Holder's shares in any manner whatsoever.


      5. Third-Party Beneficiaries. The Holder and the Company acknowledge and agree that this Agreement is entered into for the benefit of and is enforceable by the Shareholders and their successors and assigns.

      6. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

      7. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

      8. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

      9. Successors and Assigns; Third Party Beneficiaries. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto, provided that the Shareholders shall be intended third party beneficiaries of this Agreement.

      10. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

      11. Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by each of the parties hereto if and only if such modification or amendment is consented to in writing by the Shareholders holding a majority in interest of the Common Stock issued or issuable under the Exchange Agreement.

      12. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

      13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

      14. Remedies. The Company and the Shareholders shall have the right to specifically enforce all of the obligations of the Holder under this Agreement (without posting a bond or other security), in addition to recovering damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Holder recognizes that if it fails to perform, observe, or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Company or the Shareholders. Therefore, the Holder agrees that each of the Company and the Shareholders shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

      15. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware and the federal laws of the United States of America applicable therein.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the day and year first above written.


 The E H. Hawes Trust:

By:

Number of shares of Common Stock beneficially owned:
_______


E. H. Hawes, II
Number of shares of Common Stock beneficially owned:
_______



______________________________________________
Richard P. Crane
Number of Shares of Common Stock beneficially owned:
________


_____________________________________________
Daryl Case
Number of Shares of Common Stock beneficially owned
________

     NORTH AMERICAN GAMING CORPORATION


By:
    Name: E. H. Hawes
    Title: CEO, President and Chairman of the Board